American Mold Guard, Inc. Receives Nasdaq Deficiency Letter on Minimum Bid Price Requirement

SAN JUAN CAPISTRANO, Calif., November 30, 2007 (PRIME NEWSWIRE) - American Mold Guard, Inc. (NASDAQCM: AMGI - News)(the "Company"), a provider of mold prevention services to the new construction industry, focusing principally on multi-family and single family residential new construction, announced today that it has received a Nasdaq Staff Deficiency letter dated November 27, 2007 from the Nasdaq Stock Market indicating that the Company has failed to satisfy the continued listing requirements for the Nasdaq Stock Market as set forth in Marketplace Rule 4310(c)(4). Marketplace Rule 4310(c)(4) requires that the Company's common stock must have a minimum bid price per share of $1.00 in order for the Company's common stock to continue to be listed on the Nasdaq Capital Market.

Consistent with Marketplace Rule 4310(c)(8)(D), and as confirmed by the Nasdaq Staff Deficiency letter, the Company has until May 27, 2008 to regain compliance with the requirements of Marketplace Rule 4310(c)(4). The Company may regain compliance with the requirements of Marketplace Rule 4310(c)(4) if the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

The Company will file a Current Report on Form 8-K later today further reporting the matters discussed in this press release.

About American Mold Guard, Inc.

Founded in 2002, American Mold Guard, Inc. is an industry leader in the field of mold prevention services. Its services are primarily focused on the residential real estate construction industry in California, Texas and Florida. Its customers include many of the largest national and regional homebuilders. Visit: www.americanmoldguard.com

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

At the Company: Investor Relation Contact

Paul Bowman
Chief Financial Officer
(949) 240-5144
pbowman@americanmoldguard.com